News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

Series C Convertible Preferred Financing Effectively Complete

Investor Materially Exhausts Series C Convertible Preferred Instrument

TAMPA, FL – December 3, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company announces that the holder of the Series C Convertible Preferred financing instrument has converted approximately 98% of its holdings to date. The Company had previously announced the closing of a $25 million convertible preferred in June of 2017. This instrument was the primary source of equity financing for the Company for the past 18 months. The Company understands the investor has elected to retain less than a 2% position in the instrument to preserve certain contractual rights, including the ability to participate in future capital transactions with the Company.

“The Series C convertible preferred was a critical source of capital for MagneGas as we executed a series of transformational acquisitions,” commented Scott Mahoney, Chief Executive Officer of MagneGas. “When we sought a scalable equity partner in early 2017, we were primarily a research and development organization with a limited vision for a path to rapid revenue growth.”

Mahoney continued, “We identified a clear path forward with our acquisition strategy, which has enable us to drive roughly 500% revenue growth in less than one year. We now have access to tens of thousands of prime metal cutting fuel consumers in the two largest markets in the US. The capital deployed enabled all of this to happen.”

“Going forward, we anticipate the ability to dramatically reduce the cost of capital for future growth. With our revenue scale and path to a positive EBITDA business model, we have significantly improved our access to capital. When needed, in the future we hope to raise capital only at fixed prices, with steadily improving terms. We believe this will give us the best opportunity to deliver shareholder value while executing our business plan in 2019 and beyond.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.